AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of the 8th day of December, 2011 by and among CORONADO CORP. a Nevada corporation (“Coronado”); VB Acquisition Corp., a Nevada corporation and wholly owned subsidiary of Coronado (“Merger Sub”); and Vampt Beverage USA, Corp., a Nevada corporation (“Vampt”). Coronado, Merger Sub and Vampt are hereinafter sometimes collectively referred to as the “Parties.”

Recitals

A.           The Board of Directors of Coronado, the Board of Directors of Vampt, the Board of Directors of Merger Sub, and the other Parties hereto all deem it necessary and advisable to enter into this Agreement, pursuant to which, Vampt will be merged with and into Merger Sub with Vampt as the surviving corporation of such merger (the “Merger”).

B.           The Board of Directors of each of Coronado and Merger Sub have (i) determined that the Merger is fair to the stockholders of Coronado and Merger Sub, respectively and (ii) deemed the Merger advisable and in the best interest of said corporations and their respective shareholders and the Board of Directors of each of Coronado and Merger Sub, have approved and adopted the form, terms and provisions of this Agreement and the Merger.

C.           The Board of Directors of Vampt deems the Merger advisable and in the best interest of said corporation and its shareholders and the Board of Directors of Vampt has approved and adopted the form, terms and provisions of this Agreement and the Merger.

Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the Parties agree as follows:

Article I. - THE MERGER

1.1                          The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Chapter 92A of the Nevada Revised Statutes of the State of Nevada (the “Nevada Corporation Law”), Vampt shall be merged with and into Merger Sub at the Effective Time, as defined herein. Following the Effective Time, the separate corporate existence of Merger Sub shall cease and Vampt shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the Nevada Corporation Law.

1.2                          Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date (as defined in Section 1.10 of this Agreement), the Parties shall file a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the Nevada Corporation Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Nevada Secretary of State, or at such other time as Coronado, Merger Sub and Vampt shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

1.3                          Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the Nevada Corporation Law.

1.4                          Certificate of Incorporation and Bylaws.

(a)                The Certificate of Incorporation of Vampt as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

(b)               The bylaws of Vampt as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.5                          Directors. The board of directors of Vampt immediately prior to the Effective Time shall constitute the entire board of directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.6                          Officers. The officers of Vampt immediately prior to the Effective Time shall constitute all of the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.7                          Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the outstanding capital of Vampt or Coronado:

(a)                Coronado Common Stock. Each issued and outstanding share of common stock of Coronado, par value $0.001 (the “Coronado Common Stock”), shall remain issued and outstanding following the Effective Time of the Merger.

(b)               Vampt Common Stock. Each share of Vampt ‘s common stock, par value $0.001 per share (“Vampt Common Stock”) that is held in the treasury of Vampt shall automatically be cancelled and returned to treasury and shall cease to exist and no consideration shall be delivered in exchange therefor. In addition, each share of Merger Sub common stock that is held in the treasury of Merger Sub shall automatically be cancelled and shall cease to exist.

(c)                Outstanding Vampt Common Stock. As at the Effective Time there shall be 18,260,434 shares of Vampt Common Stock issued and outstanding. As at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Vampt Common Stock or any shares of capital stock of Coronado or the Surviving Corporation, each full share of Vampt Common Stock that is issued and outstanding as at the Effective Time of the Merger, shall be converted into the right to receive three-fourths of one issued and outstanding share of Coronado Common Stock, representing an aggregate of 13,695,325 shares of Coronado Common Stock.

As of the Effective Time, all such shares of Vampt Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Vampt Common Stock shall cease to have any rights with respect thereto, except the right to receive the Coronado Common Stock portion of the Merger Consideration, as defined herein, without interest.

(d)               Coronado Preferred Share Issue. Coronado will issue preferred shares of Coronado to the Vampt preferred shareholder (“Coronado A share”), Ian Toews,, which Coronado A shares will have the right to appoint two members of the board of directors of Pubco for a period of three years after the Effective Time and will have the right to receive 10% of the consideration tendered on any take-over or buy-out of Coronado (otherwise the Coronado A share will have no other rights).

(e)                Vampt Warrants. As at the Effective Time, by virtue of the Merger and without any action on the part of the holders of 3,840,778 warrants to acquire one additional share of Vampt Common Stock (the “Vampt Warrants”), each Vampt Warrant that is issued and outstanding as at the Effective Time of the Merger, shall be converted into the right to receive three fourths of one share purchase warrant of Coronado representing 2,880,584 warrants (the “Coronado Warrants”). Each whole Coronado Warrant shall entitle the holder to purchase one share of Coronado Common Stock on the same terms as the Vampt Warrant being exchanged.

(f)                Merger Sub Common Stock. Each share of common stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued fully paid and nonassessable share of common stock of the Surviving Corporation.

1.8                          Exchange of Vampt Instruments

(a)                Coronado shall designate its Transfer Agent or another person reasonably acceptable to Vampt to act as exchange agent in the Merger (the “Exchange Agent”), and, from time to time on, prior to or after the Effective Time, Coronado shall make available, or cause the Surviving Corporation to make available, to the Exchange Agent shares of Coronado Common Stock and Coronado Warrants in amounts and at the times necessary for the delivery of the Merger Consideration (collectively, the “Coronado Securities”) to be delivered upon surrender of certificates representing the shares of Vampt Common Stock converted into Merger Consideration and other Vampt Securities to be converted into Coronado Securities pursuant to Section 1.7, subject to section 5.2(f) and the Pooling Arrangement described therein.

(b)               As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record on the record date of Vampt Common Stock, or Vampt Warrants, (collectively, “Vampt Securities”) (i) a letter of transmittal in the form attached hereto as Exhibit A (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing the Vampt Securities (collectively, “Vampt Instruments”) shall pass, only upon delivery of the Vampt Instruments to the Exchange Agent and shall be in a form and have such other provisions as Coronado may reasonably specify) and (ii) instructions for use in effecting the surrender of the Vampt Instruments in exchange for the Merger Consideration and the Coronado Securities. Upon surrender of an Vampt Instrument for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Coronado, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Vampt Instrument shall be entitled to receive in exchange therefor the amount of Merger Consideration and other Coronado Securities theretofore represented by such Vampt Instruments which shall have been converted or exchange pursuant to Sections 1.7 and 1.8, and the Vampt Instruments so surrendered shall forthwith be cancelled. In the event any Vampt Instruments shall have been lost, stolen or destroyed, Coronado may, in its discretion and as a condition precedent to the delivery of the Merger Consideration, or other Coronado Securities in respect of the Vampt Instruments, require the owner of such lost, stolen or destroyed Vampt Instrument to deliver a affidavit or bond in such amount or form as it may reasonably direct as indemnity against any claim that may be made against Coronado, the Surviving Corporation or the Exchange Agent.

(c)                All Merger Consideration delivered upon the surrender of shares of Vampt Common Stock, and other Vampt Securities in accordance with the terms of this Section 1.8 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Vampt Common Stock and Vampt Warrants represented by such Vampt Instruments. At the Effective Time, the stock transfer books and warrant register of Vampt shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Vampt Common Stock or Vampt Warrants that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Vampt Instruments are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Section 1.8.

1.9                          Holders of Record of Vampt Common Stock.

(a)                Only holders of record of shares of Vampt Common Stock as at the Effective Time of the Merger shall be entitled to receive shares of Coronado Common Stock, as Merger Consideration as of the Effective Time of the Merger. Persons who are holders of Vampt Warrants as at the Effective Time of the Merger shall only be entitled to receive Coronado Warrants, as the case may be, in connection with the Merger.

(b)               Persons who timely deliver to Vampt prior to the Effective Time of the Merger duly executed notices of exercise of their Vampt Warrants, in accordance with the terms of such Vampt Warrants, shall be deemed to be holders of record of shares of Vampt Common Stock as at the Effective Time of the Merger, even if a stock certificate(s) evidencing such shares of Vampt Common Stock shall not have been delivered to such Person as at the Effective Time of the Merger.

1.10                      Closing. So long as the delivery of satisfaction or waiver of the conditions precedent set forth in Section 5 or at such other date as Coronado and Vampt shall agree, the closing of the Merger (the “Closing”) will take place at the offices of MacDonald Tuskey, counsel to Coronado, at its office at Suite 400, 570 Granville Street, Vancouver, British Columbia, Canada, V6C 3P1 at a time agreed upon by both parties (the “Closing Date”). On the Closing Date the Parties shall consummate the Merger and cause the Certificate of Merger to be filed at such Closing with the Secretary of State of the State of Nevada.

1.11                      Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Vampt Common Stock held by a Person who objects to the Merger (a “Dissenting Shareholder”) and complies with all the provisions of Section 92A.420 of the Nevada Corporation Law concerning the right of holders of Vampt Common Stock to dissent from the Merger and require appraisal of their shares of Vampt Common Stock, as the case may be (“Dissenting Shares”) shall not be converted as described in Section 1.8 but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to Section 92A.460 of the Nevada Corporation Law. If, after the Effective Time, such Dissenting Shareholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the Nevada Corporation Law, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. Vampt shall give Coronado prompt notice of any demands for appraisal of Dissenting Shares received by Vampt.

Article II. - CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Applicable Law” means any domestic or foreign law, statute, regulation, rule, policy, guideline or ordinance applicable to the businesses of the Parties and/or the Merger.

“Affiliate” means any one or more Person controlling, controlled by or under common control with any other Person or their affiliate.

“Business Day” shall mean any day, excluding Saturday, Sunday and any other day on which national banks located in New York, New York shall be closed for business.

“Closing Date” shall mean the date upon which the Merger shall be consummated.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Damages” shall mean losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, Taxes and reasonable expenses and costs, including reasonable attorneys’ and auditors’ fees (and any reasonable experts’ fees) and court costs, whether or not involving a third party claim.

“Dollar” and “$” means lawful money of the United States of America.

“Effective Time” means the time of filing of the certificate of Merger with the Nevada Secretary of State.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Merger Consideration” means 13,695,325 shares of Coronado Common Stock issuable as consideration for the outstanding shares of Vampt Common Stock and 2,880,584 Coronado Warrants issuable as consideration for the outstanding Vampt Warrants.

“GAAP” means generally accepted accounting principles in the United States of America as promulgated by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or any successor Institutes concerning the treatment of any accounting matter.

“Vampt Common Stock” means the shares of common stock, $0.001 par value per share, of Vampt authorized for issuance pursuant to its certificate of incorporation through the Closing Date.

“Vampt Fully-Diluted Common Stock” means, as at any point in time, the maximum aggregate number shares of Vampt Common Stock that (a) are issued and outstanding as at the Effective Time of the Merger, plus (b) all additional shares of Vampt Common Stock that are issuable upon the exercise of all outstanding Vampt Warrants or other rights to purchase shares of Vampt capital stock that are issued and outstanding at the Effective Time of the Merger. As at the Agreement Date, there are an aggregate of 22,101,212 shares of Vampt Fully-Diluted Common Stock.

“Vampt Group Member” shall mean Vampt, the Vampt Stockholders and their respective Affiliates and their respective directors, officers, employees, agents and attorneys and their respective successors and assigns.

“Vampt Principal Executive Officer” shall mean Ian Toews, in his capacity as President and Chief Executive Officer of Vampt.

“Vampt Stockholders” shall mean the collective reference to those Persons who own of record shares of Vampt Common Stock immediately prior to the Effective Time of the Merger. As at the date of the Agreement (i) the Vampt Stockholders of record own 18,260,434 shares of Vampt Common Stock, and (ii) assuming all 3,840,778 Vampt Warrants are exercised for Vampt Common Stock prior to the Effective Time of the Merger, the Vampt Stockholders may own of record up to 22,101,212 shares of Vampt Fully Diluted Common Stock.

“Knowledge” means the actual knowledge after reasonable inquiry and due investigation.

“Coronado Common Stock” shall mean the shares of common stock of Coronado, par value $0.001.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that has or would reasonably be expected to have a materially adverse effect on the financial condition, business or results of operations of such entity or group of entities, taken as a consolidated whole; provided that the term “Material Adverse Effect” shall not include any change arising from (s) changes in the United States or foreign economies or securities markets in general, any state, province or locality in which any Party (or any subsidiaries of such Party) conducts business or Vampt’s industry in general, (t) changes in any applicable law or other requirement of any governmental authority (including changes in interpretations of any of the foregoing by courts or government entities, agencies or authorities), (u) the general public awareness of the transactions contemplated by this Agreement or the execution or announcement thereof, (v) any adverse change in or effect on the business of a Party that is cured in all material respects before the Closing Date, (w) changes in GAAP or (x) acts of war, major hostilities or terrorism.

“Merger Consideration” shall mean the collective reference to: (a) all shares of Coronado Common Stock issued to Vampt Stockholders as at the Effective Time of the Merger pursuant to Section 1.7(c) of this Agreement, and (b) all Coronado Warrants issued to holders of Vampt Warrants as at the Effective Time of the Merger pursuant to Section 1.7(d) of this Agreement.

“Person” means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(i)                 any income, alternative or add-on minimum tax, gross receipts tax, sales tax, use tax, ad valorem tax, transfer tax, franchise tax, profits tax, license tax, withholding tax, payroll tax, employment tax, excise tax, severance tax, stamp tax, occupation tax, property tax, environmental or windfall profit tax, custom, duty or other tax, impost, levy, governmental fee or other like assessment or charge of any kind whatsoever together with any interest or any penalty, addition to tax or additional amount imposed with respect thereto by any governmental or Tax authority responsible for the imposition of any such tax (domestic or foreign), whether disputed or not, and

(ii)               any liability for the payment of any amounts of the type described in clause (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period, and

(iii)             any liability for the payment of any amounts of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify any other person.

“Tax Return” means any return, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Article III. - REPRESENTATIONS AND WARRANTIES OF Vampt

Vampt hereby represents and warrants to Coronado as follows:

3.1                          Organization and Good Standing. Vampt is a corporation duly organized and validly existing under the laws of the State of Nevada. Vampt has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no Material Adverse Effect on Vampt.

3.2                          Corporate Authority; Enforceability.

(a)                Vampt has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by the Board of Directors of Vampt. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Vampt is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Vampt or its properties. The execution and performance of this Agreement will not violate any provision of the respective Certificate of Incorporation or by-laws of Vampt.

(b)               This Agreement has been duly executed and delivered and is the valid and binding obligation of Vampt enforceable in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by Vampt of this Agreement, in accordance with its respective terms and conditions will not require the approval or consent of any governmental or regulatory body or the approval or consent of any other person

3.3                          Vampt Capitalization.

(a)                As at the date hereof, the Vampt Stockholders are the persons set forth on Schedule 3.3; and are the owners of record and beneficially own 100% of the issued and outstanding shares of Vampt Common Stock. Schedule 3.3 also lists the owners of record of all outstanding Vampt Warrants. All issued and outstanding Vampt Securities are, to the best of Vampt’s knowledge, owned free and clear of all rights, claims, Liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement.

(b)               As at the Closing Date, pursuant to its Certificate of Incorporation, Vampt shall be authorized to issue an aggregate of 3,404,667 shares of Vampt Common Stock, which shall be reserved for issuance for issuance upon exercise of the Vampt Warrants (subject to the terms of the Vampt Warrants). Except as set forth in this Section 3.3, there are no shares of Vampt Common Stock issued, outstanding or reserved for issuance. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating Vampt to issue, sell or transfer any stock or other securities of Vampt except the Vampt Warrants and the Placement Agent Warrants, as disclosed in this Agreement.

3.4                          Financial Statements, Books and Records.

(a)                On Closing Vampt will provide audited financial statements (balance sheet, income statement, statement of cash flows and stockholders equity and notes thereto) of Vampt as of December 31, 2011 and December 31, 2010 (the “Financial Statements”). The Financial Statements fairly will represent the financial position of Vampt as at such dates and the results of their operations for the periods then ended.

(b)               The Financial Statements will have been prepared in accordance with US GAAP.

(c)                Vampt will cause its sister company (Vampt Beverage Corp, a Canadian company) to make available financial statements as required to satisfy regulatory requirements or to be made available to persons assessing Vampt and wanting history of the sister company for due diligence or other purposes.

3.5                          Access to Records. The corporate financial records, minute books and other documents and records of Vampt have been made available to Coronado prior to the Closing hereof.

3.6                          No Material Adverse Changes. Except as otherwise described on Schedule 3.6 hereto, since the date of the Financial Statements to closing there will not be:

(a)                any material adverse change in the financial position of Vampt except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of Vampt;

(b)               any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of Vampt whether or not covered by insurance;

(c)                any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of Vampt capital stock;

(d)               any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by Vampt of any properties or assets, other than as set forth in Section 3.13 below; or

(e)                adoption of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

3.7                          Taxes. Vampt has filed all material Tax Returns due or required to be filed and has (or will have) paid or made adequate provisions for all material Taxes which had or will become due as of December 31, 2011, and there are no deficiency notices related to Taxes outstanding.

3.8                          Compliance with Laws. Except as set forth on Schedule 3.8, Vampt has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business which, if not complied with, would materially and adversely affect the business of Vampt.

3.9                          No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a)                violate any provision of the Certificate of Incorporation or By-Laws of Vampt;

(b)               violate or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under any contract or other agreement to which Vampt is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)                violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Vampt or upon the properties or business of RT; or

(d)               violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein which could have a materially adverse effect on the business or operations of Vampt.

3.10                      Actions and Proceedings. Vampt is not a party to any material pending litigation or, to its knowledge, any governmental investigation or proceeding not reflected in the Vampt Financial Statements, and to its knowledge, no material litigation, claims, assessments or non-governmental proceedings are threatened against Vampt.

3.11                      Agreements. Schedule 3.11 sets forth any material contract or arrangement to which Vampt is a party or by or to which it or its assets, properties or business are bound or subject, whether written or oral.

3.12                      Brokers or Finders. No broker’s or finder’s fee will be payable by Vampt in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by Vampt or any of its stockholders.

3.13                      Real Estate. Except as set forth on Schedule 3.13, Vampt owns no real property nor is a party to any leasehold agreement.

3.14                      Tangible Assets. Except as set forth on Schedule 3.14 hereto, Vampt has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, projects, owned or leased by Vampt, any related capitalized items or other intellectual tangible property material to the business of Vampt (the “Tangible Assets”). Vampt holds all rights, title and interest in all the Tangible Assets owned by it on the Balance Sheet or acquired by it after the date on the Balance Sheet free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts or any other encumbrances. All of the Tangible Assets are in working condition and repair and are usable in the ordinary course of business of Vampt and conform to all Applicable Laws, ordinances and government orders, rules and regulations relating to their construction and operation, except as set forth on Schedule 3.14 hereto.

3.15                      Operations of Vampt. From the date hereof through the Closing Date, Vampt has not and will not have:

(a)                declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares in its capital stock;

(b)               made any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or made any other loan or advance otherwise than in the ordinary course of business;

(c)                except in the ordinary course of business, incurred or assumed any indebtedness for borrowed money (other than trade debt) or material liability (whether or not currently due and payable);

(d)               disposed of any assets of Vampt except in the ordinary course of business, except as described in Schedule 3.16; or

(e)                increased, terminated, amended or otherwise modified any plan for the benefit of employees of Vampt.

3.16                      Full Disclosure. No representation or warranty by Vampt in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by Vampt pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to a complete and correct presentation of all material aspects of the business of Vampt.

3.17                      Vampt Canada. Except as set forth herein or in the Financial Statements, there are no issues or liabilities of Vampt Beverage Corp. (Canada) (“VamptCan”) which affect or would reasonably affect Vampt and, in particular but not so as to restrict the generality, there are no debts , claims, obligations, finance obligations, litigation (or potential litigation) or any other matter of VamptCan which affect Vampt, again, except as set forth herein or in the Financial Statements.

Article IV. -REPRESENTATIONS AND WARRANTIES OF CORONADO

Coronado hereby represents and warrants to Vampt as follows (provided, that for the purposes of this Article IV, all representations with respect to Coronado shall refer to Coronado and the Coronado Subsidiaries as a whole):

4.1                          Organization and Good Standing. Coronado is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Coronado and Merger Sub each have the corporate power to own its respective property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse effect on Coronado.

4.2                          Corporate Authority; Enforceability.

(a)                Coronado and Merger Sub each have the corporate power to enter into this Agreement and to perform their respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Coronado and the Board of Directors and stockholders of Merger Sub. The execution and performance of this Agreement by Coronado, or Merger Sub will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which any of them is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Coronado, Merger Sub or the Principal Stockholder or their respective properties. The execution and performance of this Agreement will not violate or conflict with any provision of the respective Articles of Incorporation or by-laws of Coronado or Merger Sub.

(b)               This Agreement has been duly executed and delivered and is the valid and binding obligation of Coronado and Merger Sub enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, moratorium, insolvency or other similar laws generally affecting the enforcement of creditors’ rights. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance by Coronado and Merger Sub of this Agreement, in accordance with its respective terms and conditions will not require the approval or consent of any governmental or regulatory body or the approval or consent of any other person

4.3                          Capitalization.

(a)                As of the date of this Agreement, Coronado is authorized to issue 100,000,000 shares of Coronado Common Stock, $0.001 par value per share. An aggregate of 5,000,000 shares of Coronado Common Stock are issued and outstanding, and no other shares of Coronado Common Stock are reserved for issuance pursuant to any convertible securities, options or warrants. All the outstanding shares of capital stock of Coronado have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of all Liens. The rights, preferences, privileges and restrictions applicable to Coronado’s capital stock are as set forth in Coronado’s currently effective Articles of Incorporation, as amended. There are no outstanding subscriptions, warrants, options, contracts, rights (preemptive or otherwise), calls, demands, commitments, voting agreements, voting trusts proxies or other arrangements of any character binding on Coronado relating to any authorized and issued or unissued shares of capital stock of Coronado, or other instruments binding on Coronado convertible into or exchangeable for such stock, or which obligate Coronado to seek authorization to issue additional equity securities, nor will any be created by virtue of this Agreement or the transactions contemplated hereby. None of the shares of capital stock of Coronado were issued in violation of any applicable Laws.

(b)               On the Closing Date and immediately prior to the Effective Time of the Merger there shall be issued and outstanding an aggregate of not more than 6,500,000 shares of Coronado Common Stock, following the conversion of certain indebtedness.

(c)                Merger Sub is authorized to issue 100,000 shares of common stock, $0.001 par value per share, of which an aggregate of 100 shares are issued and outstanding and owned by Coronado. No other shares of capital stock of Merger Sub are reserved for issuance pursuant to any convertible securities, options or warrants.

(d)               Other than the Merger Sub (the “Coronado Subsidiary”), Coronado has no subsidiaries and does not own equity securities of any other Person.

4.4                          Coronado Financial Statements.

(a)                The Form 10-K of Coronado for the fiscal year ended December 31, 2010 includes the audited balance sheet, statement of operations and statement of cash flows of Coronado as at December 31, 2011 and December 31, 2010 and for the fiscal years then ended (the “Coronado 2010 Audited Financial Statements”). The Coronado 2010 Audited Financial Statements have been prepared from the books and records of Coronado, and present fairly in all material respects, in conformity with GAAP, the assets, liabilities, income, losses, stockholders’ equity, financial condition, results of operations and cash flows of Coronado on a consolidated basis for the periods and dates covered thereby. Except as set forth on the balance sheet as at December 31, 2010 included in the Coronado 2010 Audited Financial Statements or otherwise disclosed on Schedule 4.4, as at December 31, 2010 and for all periods subsequent thereto, Coronado has no other assets and has incurred no other liabilities, debts or obligations, whether fixed, contingent or otherwise, required to be set forth on a balance sheet prepared in accordance with GAAP. The books of account and other financial records of Coronado are complete and correct in all material respects and are maintained in accordance with good business and accounting practices.

4.5                          No Material Adverse Changes. Since December 31, 2010, except as disclosed in subsequent interim financial materials:

(a)                there has not been any liabilities or other indebtedness incurred by Coronado outside the ordinary course of business;

(b)               there has not been any material adverse changes in the financial position of Coronado except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of Coronado, and will be consistent with the representations made by Coronado hereunder.

(c)                there has not been any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of Coronado whether or not covered by insurance;

(d)               there has not been any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of Coronado capital stock;

(e)                there has not been any sale of an asset (other than in the ordinary course of business) or any mortgage pledge by Coronado of any properties or assets;

(f)                there has not been adoption or modification of any pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement;

(g)                there has not been any loan or advance to any shareholder, officer, director, employee, consultant, agent or other representative or any other loan or advance otherwise than in the ordinary course of business;

(h)               there has not been any increase in the annual level of compensation of any executive employee of Coronado;

(i)                 except in the ordinary course of business, Coronado has not entered into or modified any contract, agreement or transaction; and

(j)                 Coronado has not issued any equity securities or rights to acquire equity securities.

4.6                          Taxes.

(a)                Coronado has:

(i)                 duly and timely paid in full, or caused to be paid in full, all Taxes due and payable (whether or not shown on any Tax Return), and

(ii)               properly accrued in accordance with GAAP a provision for the payment of all Taxes that are due, are claimed to be due, or will become due with respect to any period or the portion thereof ending on the Closing Date on its books and records and on the Coronado 2010 Audited Financial Statements.

(b)               No extension of time to file a Tax Return, which Tax Return has not since been filed in accordance with applicable law, has been filed by Coronado.

(c)                Coronado has complied in all respects with all Applicable Law relating to the deposit, collection, withholding, reporting, payment or remittance of any Tax.

(d)               There is no lien for any Tax upon any asset or property of Coronado (except for any statutory lien for any Tax not yet due).

(e)                No legal or administrative proceeding, action, suit, order, case, arbitration, hearing or investigation (“Proceeding”) is pending, threatened or proposed against Coronado with regard to any Tax or Tax Return.

(f)                The statute of limitations for any Proceeding against Coronado relating to any Tax or any Tax Return has never been modified, extended or waived, and no waiver of any statute of limitations in respect of Taxes has been made.

(g)                Any assessment, deficiency, adjustment or other similar item relating to any Tax or Tax Return has been reported by Coronado to all governmental entities, agencies or authorities in accordance with Applicable Law.

(h)               No jurisdiction where no Tax Return has been filed or no Tax has been paid by Coronado has made or threatened in writing to make a claim for the payment of any Tax or the filing of any Tax Return.

(i)                 Coronado has not distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.

(j)                 Coronado will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, or (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or otherwise.

4.7                          Compliance with Laws. Coronado has complied with all federal, state, county and local laws, ordinances, regulations, inspections, orders, judgments, injunctions, awards or decrees applicable to it or its business, which, if not complied with, would materially and adversely affect the business of Coronado or the trading market for the Coronado Shares and specifically, Coronado has complied with provisions for registration under the Securities Act of 1933, as amended, (the “Securities Act”) and all applicable blue sky laws and the rules and regulations of FINRA and any other applicable self-regulatory agency or securities exchange in connection with its public stock offering and the trading of its stock, and there are no (nor have there been any) outstanding, pending or threatened stop orders or other Proceedings relating thereto.

4.8                          Actions and Proceedings. Coronado is not a party to any pending or threatened Proceeding, nor, to its knowledge, are any Proceedings by any governmental entity, agency or authority threatened or contemplated against Coronado.

4.9                          Periodic Reports. Coronado has timely filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (“SEC”), and has been a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All such reports and statements filed by Coronado with the SEC (collectively, “SEC Reports”) (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act (including the rules and regulations promulgated thereunder), as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) of Coronado included in the SEC Reports has been prepared in accordance with GAAP, consistently applied, except as otherwise noted therein or, in the case of the unaudited financial statements, as permitted by the applicable rules and regulations of the SEC. The SEC Reports include all exhibits and attachments (including all material contracts) required pursuant to the Securities Act and the Exchange Act, each of which has been filed in accordance therewith.

4.10                      Disclosure. Coronado has (and at the Closing it will have) disclosed in writing to Vampt all events, conditions and facts materially affecting the business, financial conditions or results of operation of Coronado all of which have been set forth herein. Coronado has not now and will not have, at the Closing, withheld disclosure of any such events, conditions, and facts which they have knowledge of or have reasonable grounds to know may exist.

4.11                      Access to Records. The corporate financial records, minute books, and other documents and records of Coronado have been made available to Vampt prior to the Closing hereof.

4.12                      No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not:

(a)                violate any provision of the Articles of Incorporation or by-laws of Coronado;

(b)               violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract or other agreement to which Coronado is a party or by or to which it or any of its assets or properties may be bound or subject;

(c)                violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Coronado or upon the securities, properties or business to Coronado; or

(d)               violate any statute, law or regulation of any jurisdiction applicable to the transactions contemplated herein.

4.13                      Brokers or Finders. Except as set forth on Schedule 4.14, no broker’s or finder’s fee will be payable by Coronado in connection with the transactions contemplated by this Agreement, nor will any such fee be incurred as a result of any actions of Coronado.

4.14                      Real Property. Other than as disclosed in the SEC Reports, Coronado does not currently, nor has it at any time since its inception, owned any interest in real property, other than the current leasehold interest maintained by its subsidiary Belfort Enterprises.

4.15                      Agreements. Schedule 4.15 sets forth any material contract or arrangement to which Coronado is a party or by or to which it or its assets, properties or business are bound or subject, whether written or oral, other than those filed as attachments to the SEC Reports. Coronado is not party to or otherwise bound by any agreement that (i) restricts is business, operations, distributions, competitive activities, hiring practices or other activities, or (ii) requires Coronado to provide any support, indemnification, guaranty, suretyship or assumption or any similar commitment with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person.

4.16                      Full Disclosure. No representation or warranty by Coronado in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished by Coronado pursuant hereto or in connection with the negotiation, execution or performance of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not materially misleading or necessary to complete and correct presentation of all material aspects of the business of Coronado.

4.17                      Coronado Debt. All material Coronado accrued and unpaid debt as indicated in the SEC report shall be settled prior to or concurrent with closing, primarily by the issuance of equity in settlement of such debt, subject to sections 4.3(b) and 5.1(j).

Article V. -CONDITIONS PRECEDENT

5.1                          Conditions Precedent to the Obligations of Vampt. All obligations of Vampt under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, as indicated below, of each of the following conditions, any one of which may be waived at Closing by Vampt:

(a)                The representations and warranties by or on behalf of Coronado contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof which are qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, except that the representations and warranties made by Coronado which address matters only as of a particular date shall remain true and correct as of such date.

(b)               Coronado and Merger Sub shall have performed and complied in all material respects with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Closing.

(c)                On the Closing Date, an executive officer of Coronado shall have delivered to Vampt a certificate, duly executed by such Person and certifying, that to the best of such Person’s knowledge and belief, the representations and warranties of Coronado set forth in this Agreement are true and correct in all material respects.

(d)               On or before the Closing, the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Nevada.

(e)                On or before the Closing Date, the holders of a majority of the issued and outstanding shares of Vampt Common Stock and if required by applicable corporate and securities laws, the holders of a majority of the issued and outstanding shares of Coronado Common Stock shall have approved the Merger by written consent and all of the other transactions contemplated by this Agreement.

(f)                Not in excess of 2% of the total issued and outstanding shares of Vampt Common Stock shall constitute Dissenting Shares as at the Effective Time of the Merger.

(g)                On the Closing Date, Coronado shall have sufficient authorized shares of Coronado Common Stock authorized to complete the Merger and issue the maximum number of shares of Coronado Common Stock that may constitute Merger Consideration.

(h)               At the Closing, all instruments and documents delivered to Vampt and the Vampt Shareholders pursuant to provisions hereof shall be reasonably satisfactory to legal counsel for Vampt.

(i)                 Coronado shall have issued to the Vampt Stockholders or the Exchange Agent the Coronado Common Stock comprising the Merger Consideration, and other Coronado Securities.

(j)                 As at the Closing Date, other than a maximum of $10,000, Coronado shall have no outstanding expenses, obligations, liabilities or contingencies of any kind.

(k)          There shall not have been any material adverse event , which cannot be rectified by the Effective Time, to Coronado;

(l)           Vampt and its solicitors having had reasonable opportunity to perform the searches and other due diligence reasonable or customary in a transaction of a similar nature to that contemplated herein and both Vampt and its solicitors being satisfied with the results of such due diligence;

(m)              Coronado providing to Vampt, and Vampt and its accountant having had a reasonable opportunity to review, audited financial statements of Coronado for each of the last two fiscal years, prepared in accordance with US generally accepted accounting principles and both Vampt and its accountant being satisfied with the content of such financial statements;

(n)              Vampt having received a legal opinion from counsel for Coronado with respect to Coronado in a form reasonably satisfactory to counsel for Vampt;

(o)               Immediately prior to the Effective Time of the Merger, there shall not be issued or committed to be issued any warrants, stock options, stock rights or other commitments of any character relating to the issued or unissued shares of either Common Stock or preferred stock of Coronado.

(p)               At the Closing, the Merger Consideration to be issued and delivered hereunder will, when so issued and delivered, constitute valid and legally issued shares of Coronado Common Stock, and Coronado Warrants that are fully paid and nonassessable.

5.2                          Conditions Precedent to the Obligations of Coronado. All obligations of Coronado and Merger Sub under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions, any one of which may be waived at Closing by Coronado:

(a)                The representations and warranties by Vampt contained in this Agreement or in any certificate or document delivered pursuant to the provisions which are qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, except that the representations and warranties made by Vampt which address matters only as of a particular date shall remain true and correct as of such date;

(b)               Vampt shall have performed and complied with, in all material respects, with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied or executed and delivered by them prior to or at the Closing;

(c)               Coronado and its solicitors having had reasonable opportunity to perform the searches and other due diligence reasonable or customary in a transaction of a similar nature to that contemplated herein and both Coronado and its solicitors being satisfied with the results of such due diligence;

(d)               Vampt providing to Coronado, and Coronado and its accountant having had a reasonable opportunity to review, audited financial statements of Vampt for each of the last two fiscal years, prepared in accordance with US generally accepted accounting principles and both Coronado and its accountant being satisfied with the content of such financial statements;

(e)               Coronado having received a legal opinion from counsel for Vampt with respect to Vampt in a form reasonably satisfactory to counsel for Coronado;

(f)                Coronado or Vampt having obtained all necessary governmental, regulatory and court consents, waivers and approvals;

(g)               Coronado or Vampt having obtained the consent of any party from whom consent is required;

(h)              Vampt’s liabilities, determined in accordance with US GAAP, excluding credit facilities for inventory and receivables financing, net of cash, being in excess of $300,000 unless approved by Coronado, such approval not to be unreasonably with held;

(i)                 There shall not have been any material adverse event , which cannot be rectified by the Effective Time, to Vampt;

(j)                 There shall not be any legal proceedings pending or threatened to enjoin, restrict or prohibit the transactions of this Agreement;

(k)                 On or before the Closing, the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Nevada.

(l)                 Not in excess of 2% of the total issued and outstanding shares of Vampt Common Stock shall constitute Dissenting Shares as at the Effective Time of the Merger.

(m)          On the Closing Date, the Vampt Principal Executive Officer shall have delivered to Coronado a certificate, duly executed by such Person and certifying, that to the best of such Person’s knowledge and belief, the representations and warranties of Vampt set forth in this Agreement are true and correct in all material respects.

(n)               All common shares of Coronado issued to Vampt shareholders will (by law) be subject to a one year hold period. After the one year hold period expires, the common shares will be pooled and released as to 25% after the first 90 days after the hold period expiry date and 25% each 90 days thereafter (the “Pooling Arrangement”). The Pooling Arrangement will also provide that the common shares will not vote to effect a consolidation of the common shares of Coronado except in the event of business failure, finance otherwise becomes not reasonably achievable in the opinion of professional funding bodies unless such occurs or in the event of a world-wide financial crisis. The common shares of Coronado will be released from the Pooling Arrangement on closing of a third party offer to purchase the majority of Coronado’s common shares.

(o)               Vampt shall have entered into an agreement prior to Closing that shall provide it with a right to acquire all assets or equity interests for the US market (including Vampt Brewing Company Limited) of Vampt Beverage Corp., a Canadian company, on the terms set out in the Technology Transfer Agreement attached as Exhibit B.

(p)               Vampt shall have confirmed the appointment of key officers and shall have contracted the same by appropriate management contracts, such key officers being:

(i)            Rick Ikebuchi – President and COO

(ii)          Ian Toews – CEO

(iii)        Darren Batersby – CFO

(iv)       Jamie Guisto – V-P Sales and Marketing

Article VI. - COVENANTS

6.1                          Corporate Examinations and Investigations. Prior to the Closing Date, the Parties acknowledge that they have been entitled, through their employees and representatives, to make such investigation of the assets, properties, business and operations, books, records and financial condition of the other as they each may reasonably require. No investigations, by a party hereto shall, however, diminish or waive any of the representations, warranties, covenants or agreements of the party under this Agreement.

6.2                          Further Assurances. The Parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any documents or other papers, the execution and delivery of which are necessary or appropriate to the Closing.

6.3                          Confidentiality. In the event the transactions contemplated by this Agreement are not consummated, Coronado and Vampt agree to keep confidential any information disclosed to each other in connection therewith for a period of three (3) years from the date hereof; provided, however, such obligation shall not apply to information which:

(i)            at the time of the disclosure was public knowledge;

(ii)           is required to be disclosed publicly pursuant to any applicable federal or state securities laws;

(iii)         after the time of disclosure becomes public knowledge (except due to the action of the receiving party);

(iv)        the receiving party had within its possession at the time of disclosure; or

(v)         is ordered disclosed by a Court of proper jurisdiction.

6.4                          Stockholder Consent; Voting of Shares. Vampt shall use its best efforts to cause all consents or approvals of the stockholders of Vampt to be obtained prior to the Closing Date, which stockholder consents shall also include approval of the Pooling Arrangement.

6.5                          Indemnification of Officers and Directors. It is the intention of the Parties that Coronado shall indemnify its officers and directors to the fullest extent permitted by Nevada law. In such connection, the Parties agree not to amend the articles of incorporation or by-laws of Coronado or the Coronado Subsidiaries if such amendment shall have the effect of reducing, terminating or otherwise adversely affecting the indemnification rights and privileges applicable to officers and directors of each of Coronado and the Coronado Subsidiaries, as the same are in effect immediately prior to the Effective Time of the Merger.

6.6                          Conduct of Business. Until the Effective Time, each of Vampt and Coronado shall (i) continue to conduct their respective business in the ordinary course thereof and use its commercially reasonable efforts to maintain its business in substantially the same manner as heretofore, carry on its business practices in substantially the same manner as heretofore and keep their respective books of account, records and files in a manner consistent with past practice.

6.7                          Finance by Vampt Until the Effective Time. From the date of this Agreement until the Effective Time, Vampt shall be permitted to continue to raise funds required for its operations subject to approval by Coronado, which approval shall not be unreasonably with held. All finance effected in excess of $0.50 per share shall be converted on a 1:1 basis on the merger and shall be added to the capitalization previously set forth in the Agreement including sections 1.7(c), 1.7(d), 3.3(a), 3.3(b) and the definitions of Merger Consideration, Vampt Shareholders and Vampt Fully Diluted Common Stock. The Parties shall employ commercially reasonable best efforts to jointly form finance targets and pricing and finance structures to fund mutually approved budgets for the operations of Vampt and for on-going operations to and after the Effective Time.

6.8                          Notification of Certain Matters. Vampt, on the one hand, or Coronado, on the other hand, will, in the event of, and promptly after the occurrence of, or promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event or condition which would result in the inability of any condition contained in Article V to be satisfied or would otherwise prevent it from consummating the transactions contemplated hereby, give detailed written notice thereof to Coronado or Vampt, as the case may be, and each of Vampt or Coronado , as the case may be, shall use its reasonable best efforts to prevent or promptly to remedy such event, condition or breach. In addition, prior to the Effective Time, promptly after obtaining Knowledge of the commencement of or the threatened occurrence of any Proceeding against or with respect to Coronado or any capital stock of Coronado, Coronado shall give detailed written notice thereof to Vampt. None of the disclosures pursuant to this Section 6.7 will be deemed to qualify, modify, or amend or supplement the representations, warranties or covenants of any Party.

6.9                          Standstill. From and after the date hereof unless and until the earlier of the Effective Time or this Agreement shall have been terminated in accordance with its terms, Coronado hereby agrees and shall cause Coronado and its directors, officers, Affiliates, employees, attorneys, accountants, representatives, consultants and other agents (collectively, “Representatives”): (i) to immediately cease any existing discussions or negotiations with any Person conducted heretofore, directly or indirectly, with respect to any Business Combination involving or with respect to Coronado; (ii) not to directly or indirectly solicit, initiate, encourage or facilitate the submission of proposals or offers from any Person other Vampt or its Affiliates relating to any Business Combination involving or with respect to Coronado, or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish any information to any Person other than Vampt or its Representatives in connection with, or enter into any Contract or other agreement or understanding (whether binding or non-binding) or effect any transaction in connection with or with respect to, any proposed or actual Business Combination by any Person other than Vampt or its Affiliates. Coronado shall promptly notify any Person who contacts Coronado with respect to any proposed Business Combination of the existence of this Agreement and notify Vampt regarding any contact between Coronado or its Representatives, and any other Person regarding such proposed Business Combination. As used herein, “Business Combination” shall mean, with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other ownership interests of such Person, or any sale, dividend or other disposition of any portion of such Person’s assets.

6.10                      Consents. Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain all consents from third parties (including any governmental entity, agency or authority) which are required by the terms of any contract or otherwise to be obtained in connection with the transactions contemplated hereby so long as such Party is not required to make any payments with respect thereto. Each Party shall use its reasonable efforts to cooperate with the other Parties in obtaining any such consents, so long as no Party is required to make any payments with respect thereto.

6.11                      Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by any Party without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable law, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance and shall make a reasonable effort to take into account such comments.

Article VII. -TERMINATION.

7.1                          Termination by the Parties. If the Closing has not occurred by the close of business on February 28, 2012, then any Party hereto may, with ten days notice, thereafter terminate this Agreement by written notice to such effect, to the other Parties hereto, without liability of or to any Party to this Agreement or any shareholder, director, officer, employee or representative of such Party, unless the reason for Closing having not occurred is:

(a)                such terminating Party’s breach of the provisions of this Agreement, or

(b)               if all of the conditions to such terminating Party’s obligations set forth in Article V and Article VI have been satisfied or waived in writing by the date scheduled for the Closing, and, notwithstanding such satisfaction or waiver, such terminating Party fails or refuses to close the transactions contemplated by this Agreement.

7.2                          Unilateral Right of Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)                by Vampt, if there has been (a) a material breach by Coronado of its representations and warranties contained in this Agreement, (b) a material violation by Coronado of any covenant or agreement contained in this Agreement, or (c) the occurrence of an event resulting in a Material Adverse Effect with respect to Coronado, provided, that written notice of such violation or breach shall have been given to Coronado, and such violation or breach shall not have been cured within ten days of receipt of such notice; or

(b)               by Coronado, if there has been (a) a material breach by Vampt of its representations and warranties contained in this Agreement or (b) a material violation by Vampt of any covenant or agreement contained in this Agreement, or (c) the occurrence of an event resulting in a Material Adverse Effect with respect to Coronado, provided, that written notice of such violation or breach shall have been given to Vampt and such violation or breach shall not have been cured within ten days of receipt of such notice

7.3                          Effects of Termination. In the event of a termination of this Agreement pursuant to this Article VII (i) all further obligations of the parties under this Agreement shall terminate, (ii) no party shall have any right under or in connection with this Agreement or the transactions contemplated hereby against any other party, and (iii) each party shall bear its own costs and expenses; provided, however, that the termination of this Agreement under this Article VII shall not relieve any party of liability for any material breach of this Agreement prior to the date of termination, or constitute a waiver of any claim with respect thereto.

Article VIII. - SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1                          Notwithstanding any right of either Party to investigate the affairs of the other party and its Shareholders, each Party has the right to rely fully upon representations, warranties, covenants and agreements of the other Parties contained in this Agreement or in any document delivered to one by the other or any of their representatives, in connection with the transactions contemplated by this Agreement. All representations and warranties made herein (or in the certificates to be delivered pursuant to Sections 5.1 and 5.2 hereof) by the parties to this Agreement and their respective obligations, covenants and agreements to be performed pursuant to the terms hereof, shall survive the Effective Time, provided, that, the representations and warranties made herein (or in such certificates) by the parties shall terminate on the date which is 90 days following the completion of the audited consolidated financial statements of Coronado for the year ending December 31, 2010, except that the representations and warranties set forth in Section 3.1 (Organization and Good Standing); Section 3.2 (Corporate Authority and Enforceability), Section 3.3 (Capitalization), Section 3.12 (Brokers and Finder), Section 4.1 (Organization and Good Standing), Section 4.2 (Corporate Authority and Enforceability), Section 4.3 (Capitalization), Section 4.6 (Taxes) and Section 4.14 (Brokers and Finders) shall survive the Closing Time until the expiration of the period ending for the applicable statute of limitations. Notwithstanding the foregoing, if written notice of any matter setting forth in reasonable detail a claim for a breach of any representation or warranty is given to Vampt in writing pursuant to this Agreement prior to the end of the applicable survival period, any such representation or warranty that would otherwise terminate shall be deemed to survive solely with respect to such matter until such matter is resolved.

 8.2                          Indemnification by Vampt. Following the Closing, Vampt will indemnify and hold harmless Coronado from and against and shall pay to Coronado the amount of any and all Damages incurred by Coronado arising directly or indirectly from or in connection with:

(a)                any failure by Vampt to perform any of its covenants or other obligations in this Agreement; and

(b)               any breach of any representation or warranty of Vampt contained in this Agreement.

8.3                          Indemnification by Coronado. Following the Closing, Coronado will indemnify and hold harmless Vampt from and against and shall pay to Vampt the amount of any and all Damages incurred by Vampt arising directly or indirectly from or in connection with:

(a)                any failure by Coronado to perform any of its covenants or other obligations in this Agreement; and

(b)               any breach of any representation or warranty of Coronado contained in this Agreement.

8.4                          Notice of Claims. Any Person seeking indemnification hereunder (an “Indemnitee”) shall give to the party or parties obligated to provide indemnification to such Indemnitee (an “Indemnitor”) a notice (“Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.

8.5                          Third Party Claims. In the case of any third party Proceeding as to which indemnification is sought by an Indemnitee, the Indemnitor shall have 20 Business Days after receipt of a Claim Notice to notify the Indemnitee that it elects to conduct and control such Proceeding. If the Indemnitor elects to conduct and control such Proceeding, the Indemnitor shall agree promptly to reimburse the Indemnitee for the full amount of any Damages resulting from such Proceeding, except fees and expenses of counsel for the Indemnitee incurred after the assumption of the conduct and control of such Proceeding by the Indemnitor. If the Indemnitor does not give the foregoing notice, or if the Indemnitor gives such notice but fails to prosecute vigorously and diligently or settle such Proceeding, the Indemnitee shall have the right, at the sole expense of the Indemnitor, to defend, conduct, control and settle such Proceeding, and the Indemnitor shall cooperate with the Indemnitee in connection therewith, provided, that (x) the Indemnitee shall permit the Indemnitor to participate in such conduct or settlement through counsel chosen by the Indemnitor, but the fees and expenses of such counsel shall be borne by the Indemnitor, and (y) the Indemnitee may not compromise or settle such Proceeding without the consent of the Indemnitor (which consent will not be unreasonably withheld or delayed), unless (i) the sole relief provided is monetary Damages, and (ii) such settlement includes an unconditional release in favor of the Indemnitor by the third-party claimant from all liability with respect to such claim (other than liability for payment of any amounts in connection with such settlement). If the Indemnitor gives the foregoing notice, subject to the first and second sentences of this Section 8.5, the Indemnitor shall have the right, at the sole expense of the Indemnitor, to defend, conduct, control and settle such Proceeding by all appropriate proceedings (which proceedings will be vigorously and diligently prosecuted by the Indemnitor to a final conclusion or settlement), with counsel reasonably acceptable to the Indemnitee, and the Indemnitee shall cooperate with the Indemnitor in connection therewith, provided, that (x) the Indemnitor shall permit the Indemnitee to participate in such conduct or settlement through counsel chosen by the Indemnitee, but the fees and expenses of such counsel shall be borne by the Indemnitee, and (y) the Indemnitor may not compromise or settle any such Proceeding without the consent of the Indemnitee (which consent will not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law by the Indemnitee or any violation by the Indemnitee of the rights of any Person, (ii) the sole relief provided is money Damages that are paid in full by the Indemnitor, (iii) the Indemnitee shall have no liability with respect to any compromise or settlement and (iv) such settlement includes an unconditional release in favor of the Indemnitee by the third-party claimant from all liability with respect to such claim. In the case of any third party Proceeding as to which indemnification is sought by the Indemnitee which involves a claim for Damages other than solely for money Damages which could have a continuing effect on the business of the Indemnitee, the Indemnitee and the Indemnitor shall jointly control the conduct of such Proceeding. The parties hereto shall use their commercially reasonable efforts to minimize any Damages from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims, notwithstanding any dispute as to liability under this Article VIII

8.6                          ANY PROVISION OF THIS AGREEMENT OR ELSEWHERE TO THE CONTRARY NOTWITHSTANDING, THE PROVISIONS OF THIS ARTICLE VIII SHALL BE THE EXCLUSIVE REMEDY AVAILABLE TO THE PARTIES TO THIS AGREEMENT IN THE EVENT ANY OF THEM SHALL HAVE A CLAIM AGAINST THE OTHER PARTY OR PARTIES FOR MONETARY DAMAGES (OTHER THAN CLAIMS WITH RESPECT TO FRAUD OR WILLFUL MISCONDUCT) WITH RESPECT TO THE SUBJECT MATTERS CONTAINED IN THIS AGREEMENT (IT BEING UNDERSTOOD THAT THIS SECTION 8.6 SHALL NOT LIMIT A PARTY’S ABILITY TO SEEK SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF OR EQUITABLE REMEDIES).

Article IX. - DISPUTE RESOLUTION.

9.1                          Any dispute arising under this Agreement which cannot be resolved among the Parties shall be submitted to final and binding arbitration in accordance with the then prevailing rules and regulations of the American Arbitration Association (the “AAA”), located in New York, New York. There shall be three arbitrators, one selected by the claimant, one selected by the respondent and the third arbitrator selected by the AAA. The decision and award of the arbitrators shall be final and binding upon all Parties and may be enforced in any federal or state court of competent jurisdiction. Service of process on any one or more Parties in connection with any such arbitration may be made by registered or certified mail, return receipt requested or by email or facsimile transmission. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

Article X. - MISCELLANEOUS

10.1                      The waiver of a breach of this Agreement or the failure of any party hereto to exercise any right under this Agreement shall in no way constitute waiver as to future breach whether similar or dissimilar in nature or as to the exercise of any further right under this Agreement.

10.2                      Amendment. This Agreement may be amended or modified only by an instrument signed by the Parties or the duly authorized representatives of the respective Parties.

10.3                      Assignment. This Agreement is not assignable except by operation of law.

10.4                      Notice. Until otherwise specified in writing, the mailing addresses and fax numbers of the Parties of this Agreement shall be as follows:

To Coronado:

Coronado Corp. 518 17th Street Suite 1000 Denver, Colorado 80202

with a copy to:	William L. Macdonald Macdonald Tuskey, Corporate and Securities Lawyers Suite 400 – 570 Granville Street Vancouver, BC V6C 3P1 fax: (604) 681-4760 email: wmacdonald@wlmlaw.ca

To Vampt:

Peter K. Jensen Bacchus Law Corporation Suite 1820 – Cathedral Place, 925 West Georgia Street Vancouver, BC V6C 3L2 telephone: (604)-632-1700 fax: (604)-632-1730

Any notice or statement given under this Agreement shall be deemed to have been given if sent by registered mail addressed to the other party at the address indicated above or at such other address which shall have been furnished in writing to the addressor.

10.5                      Governing Law. This Agreement shall be construed, and the legal relations between the Parties determined, in accordance with the laws of the State of Nevada, thereby precluding any choice of law rules which may direct the application of the laws of any other jurisdiction.

10.6                      No Third Party Beneficiaries. This Agreement shall inure exclusively to the benefit of and be binding upon the Parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.7                      Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

10.8                      Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or provision of this Agreement shall in no way affect the validity r enforcement of any other provision or any part thereof.

10.9                      Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall consider but one and the same document.

10.10                  Binding Effect. This Agreement shall be binding upon the Parties hereto and inure to the benefit of the Parties, their respective heirs, administrators, executors, successors and assigns.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

CORONADO CORP. (a Nevada corporation)

By:	/s/ Donald Sharpe
Donald Sharpe, President

VB ACQUISITION CORP. (a Nevada corporation)

By:	/s/ Donald Sharpe
Donald Sharpe, President

VAMPT BEVERAGE USA, CORP. (a Nevada corporation)

By:	/s/ Ian Toews
Ian Toews, President

SCHEDULES

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